EXHIBIT 10.17

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of this 28 day of October, 2011 (the “Execution Date”), by and between Six Forks Capital, LLC, a Delaware limited liability company (“Landlord”), and Trans1, Inc., a Delaware corporation authorized to conduct business in the State of North Carolina (“Tenant”). In consideration of the representations and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

LEASED PREMISES

Leased Premises

Landlord leases to Tenant and Tenant leases from Landlord the space (the “Leased Premises”) set forth in Subsections (a) and (b) of the Basic Lease Provisions below and shown on the floor plan(s) attached hereto as Exhibit A-1 upon the terms and conditions set forth in this Lease. The office building in which the Leased Premises are located (the “Building”), the land on which the office building is located (the “Land”, described on Exhibit A-2 attached hereto), the parking facilities, including, without limitation, driveways and access roads providing legal ingress and egress to the Land, and all improvements and appurtenances to the building, including all public lobbies, entrances, stairs, corridors, elevators, sidewalks, are collectively referred to as the “Property.” No easement for light, air or view is granted hereunder or included within or appurtenant to the Leased Premises.

BASIC LEASE PROVISIONS

Basic Lease Provisions.

The following provisions set forth various basic terms of this Lease and are sometimes referred to as the “Basic Lease Provisions”.

(a)	Building Name:	200 Horizon Drive
	Building Address:	200 Horizon Drive
		Raleigh, North Carolina 27615

(b)	Floor(s):	First (1st)
	Suite Number:	115
	Square Feet Area in the Leased Premises:	4,375

(c)	Total Area of Building:	Approximately 21,307 square feet

(d)	Base Rent:
	Initial per Square Foot/Annum:	$17.50 per Square Foot leased
	Initial Annual Base Rent:	$76,562.50
	Initial Monthly Base Rent:	$6,380.21

	Payment Schedule:	See chart on the following page:

Full Month(s) of the Term	Targeted Date(s)	Price Per Square Foot, per annum (rounded)	Square Feet	Annual (or for time period noted) Base Rent	Monthly Base Rent
1 through 5	1/1/12 through 5/31/12	$0.00 ($17.50/ SF Base Rent abated)	4,375	$0.00 (for 5 months)	$0.00
6 through 12	6/1/12 through 12/31/12	$17.50	4,375	$44,661.47 (for 7 months)	$6,380.21
13 through 24	1/1/13 through 12/31/13	$18.03	4,375	$78,859.44	$6,571.62
25 through 36	1/1/14 through 12/31/14	$18.57	4,375	$81,225.24	$6,768.77
37 through 48	1/1/15 through 12/31/15	$19.12	4,375	$83,661.96	$6,971.83
49 through 60	1/1/16 through 12/31/16	$19.70	4,375	$86,171.76	$7,180.98
61 through 65	1/1/17 through 5/31/17	$20.29	4,375	$36,982.05 (for 5 months)	$7,396.41

(e)	Base Operating Expense Factor:	Year 2012 actual Operating Expenses expressed by a per Square Foot of the Building.

(f)	Parking:	4.5 unreserved parking spaces per each 1,000 Square Foot leased (rounded down to the nearest whole number)
	Monthly Rent per Parking Space:	Incluced in the Base Rent

(g)	Term:	5 Year(s) 5 Month(s)

(h)	Target Commencement Date:	January 1, 2012
	Target Rent Commencement Date:	January 1, 2012
	Target Expiration Date:	May 31, 2017

(i)	Security for the Lease:	$200,000.00 Letter of Credit (defined in Section 4.06) and as it may be reduced according to Section 4.06

(j)	Permitted Use:	Surgical laboratory training and product demonstration and general office use.
	Permitted Occupancy:	20 persons subject to Section 6.01(b)

(k)	Addresses for notices and other communications (including Rent payments) under this Lease:

Landlord:
Six Forks Capital, LLC
200 Horizon Drive, Suite 100
Raleigh, North Carolina 27615
Attn: Cynthia Hallberg
Ph: (919) 747-6388

Tenant:
Prior to the Commencement Date:
Trans1, Inc.
301 Government Center Drive
Wilmington, NC 28403
Attn:
Ph:

After the Commencement Date:
Trans1, Inc.
200 Horizon Drive, Suite 115
Raleigh, North Carolina 27615
Attn:
Ph:

(l)	Broker:	Capital Associates Management, LLC
	Co-Broker:	Grubb & Ellis/ Thomas Linderman Graham

TERM AND POSSESSION

Term.

This Lease shall be and continue in full force and effect for the term set forth in Subsection 2.01(g), as it may be modified, renewed and extended (the “Term”), pursuant to Exhibit G or by other written agreement between Landlord and Tenant. Subject to the remaining provisions of this Article, the “Commencement Date” shall be the date on which Landlord tenders possession of the Leased Premises to Tenant, which date is anticipated to be the Target Commencement Date shown in Subsection 2.01(h). The Term shall commence on the Commencement Date and shall expire, without notice to Tenant, on the last day of the last month of the Term (the “Expiration Date”) (i.e. if the Commencement Date is other than the first (1st) day of the month, the Expiration Date shall nevertheless be the last day of the last month of the Term). Any references to any “month” of the Term elsewhere in this Lease shall mean a full month of the Term.

If the Commencement Date, the Rent Commencement Date, and Expiration Date are different from the Target Commencement Date, Target Rent Commencement Date, and the Target Expiration Date, respectively, as set forth in Subsection 2.01(h), Landlord and Tenant shall execute an amendment to the Lease setting forth such actual dates, and adjusting any Base Rent payment schedule, if applicable. If such amendment is not executed, the Commencement Date and Expiration Date shall be conclusively deemed to be the Target Commencement Date and the Target Expiration Date set forth in Subsection 2.01(h).

Commencement.

Subject to Section 3.03 hereof, if, (i) any of the work described in Exhibit C that is required to be performed by Landlord or Landlord’s contractor(s) to prepare the Leased Premises for occupancy has not been substantially completed on or before the Target Commencement Date, or (ii) Landlord is unable to tender possession of the Leased Premises to Tenant on the Target Commencement Date, then the Commencement Date and Rent Commencement Date shall be postponed until Landlord is able to tender possession of the Leased Premises to Tenant with the work to be performed in the Leased Premises having been substantially completed, and the postponement shall operate to extend (I) the Expiration Date in order to give full effect to the stated duration of the Term and (II) the abatement of Operating Expenses in order to give full effect to the stated abatement set forth in Section 4.04 based upon the Target Commencement Date.

The deferment of installments of Base Rent created by the delay in the Rent Commencement Date, shall be Tenant’s exclusive remedy for postponement of the Commencement Date, and Tenant shall have no, and waives any, claim against Landlord because of any such delay.

Tenant’s Delay.

No delay in the completion of the Leased Premises resulting from delay or failure on the part of Tenant in furnishing information or other matters required in Exhibit C, and no delay resulting from any cause set forth in Section 7 of Exhibit C, shall delay the Rent Commencement Date and the commencement of Tenant’s obligation to pay Rent (as defined in Section 4.02 below) and the Expiration Date. If the Rent Commencement Date is prior to the completion of the work described in Exhibit C, due to Tenant delays, the Commencement Date for the purpose of determining Tenant’s right to possession of the Leased Premises shall be the date that the work in the Leased Premises is deemed substantially complete. The Leased Premises shall be deemed to be substantially complete the day after inspection and approval for occupancy for the intended use, whether permanent, conditional, or temporary, by the issuing municipality in North Carolina where the Leased Premises are located, provided the approval is subsequently evidenced by a certificate of occupancy, whether permanent, conditional, or temporary, issued by the municipality. The certificate of occupancy may be dated as of the date that it is actually processed by the municipality, rather than the date of the inspection and approval for occupancy.

Tenant’s Possession.

Except as specifically set forth in Exhibit C, Section 8, if, prior to the Commencement Date, Tenant shall enter into possession of all or any part of the Leased Premises, the Term, the payment of monthly installments of Base Rent and all other obligations of Tenant to be performed during the Term shall commence on, and the Commencement Date shall be deemed to be, the date of such entry; provided, no such early entry shall operate to change the Expiration Date.

Acceptance of Leased Premises.

Tenant shall confirm its acceptance of the Leased Premises by execution of the Acceptance of Leased Premises Memorandum attached hereto as Exhibit B. Tenant shall execute and deliver such Acceptance of Leased Premises Memorandum to Landlord within ten (10) business days of receipt thereof.

Holdover.

Upon the expiration or termination of this Lease, Landlord shall have the right to immediately re-enter and take possession of the Leased Premises. If Landlord does not take possession of the Leased Premises and if Tenant shall remain in possession of the Leased Premises after the expiration or earlier termination of this Lease without the execution of a new lease or an amendment to this Lease or other written agreement by and between Landlord and Tenant extending the Term, Tenant shall become a tenant-at-sufferance. For a period of sixty (60) days after the termination or expiration, as the case may be, Tenant shall pay daily rent at one hundred fifty percent (150%) of the per day Rent (as defined in Section 4.02) as of the last day of the Term or day that the Lease is terminated. During the sixty (60) day period, Tenant shall be subject to all of the terms, conditions, provisions and obligations of this Lease, and the tenancy may be terminated by Landlord or Tenant at any time on seven (7) days’ prior notice. After the sixty (60) day period the Lease shall be terminable on one (1) day’s notice, and Tenant shall pay daily rent at double the per day Rent as of the last day of the Term or the day that the Lease is terminated, and shall be subject to all of the obligations of Tenant under this Lease. If Tenant holds over past the expiration or earlier termination of this Lease, Tenant shall indemnify Landlord (i) against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Leased Premises effective upon the termination or expiration of this Lease, and (ii) for all other losses, costs and expenses, including consequential damages and reasonable attorneys’ fees, sustained or incurred by reason of such holding over. Nothing contained herein shall be construed as a consent by Landlord to any holding over by Tenant. The rights and obligations contained in this Section shall survive the expiration or other termination of this Lease.

RENT AND SECURITY FOR THE LEASE

Base Rent.

Tenant shall pay to Landlord rent (“Base Rent”) beginning on the Commencement Date and throughout the Term in the amount of the Annual Base Rent set forth in Subsection 2.01(d). Base Rent shall be payable in monthly installments in the amount set forth in Subsection 2.01(d) (“Monthly Base Rent”) in advance and without demand on the first day of each and every calendar month during the Term. If the Commencement Date is not the first day of a month, Tenant shall be required to pay on the Commencement Date a pro rata portion of the Initial Monthly Base Rent for the first partial month of the Term.

Payment of Rent.

As used in this Lease, “Rent” shall mean Base Rent, Additional Rent (defined below), late charges, and all other amounts required to be paid by Tenant pursuant to this Lease. The Rent shall be paid at the times and in the amounts provided herein by check drawn on a United States of America bank to Landlord at its address specified in Subsection 2.01(k) above, or to such other person or at such other address as Landlord may from time to time designate in writing. Tenant’s obligation to pay Rent is independent of any obligation of Landlord under this Lease and Rent shall be paid without notice, demand, abatement, deduction or offset except as may be expressly set forth in this Lease.

Additional Rent.

The term “Additional Rent” shall mean the total of the “Operating Expense Adjustment”, as the term is defined below, and any and all other amounts in addition to Base Rent that Tenant is required to pay to Landlord under this Lease, including, without limitation, any construction supervision fee and the repairs surcharge, if any.

Operating Expense Adjustment.

Commencing on January 1, 2013, Tenant shall be required to pay its proportionate share of Operating Expenses (defined below) over the Base Operating Expense Factor provided in Subsection 2.01 (e) (the payment shall be the “Operating Expense Adjustment”). From the date that Tenant becomes responsible for making Operating Expense payments, Tenant shall make monthly estimated payments to cover the anticipated share of Operating Expenses, as determined by Landlord. Monthly payments of Operating Expense Adjustment shall be made in the same manner as Base Rent (i.e., due on the first day of each calendar month based on Landlord’s estimate of Operating Expenses for the year and subject to late fees if not paid as of the first day of the month). Landlord may change Tenant’s monthly payments one (1) time per year with prior notice before the commencement of the next calendar year by giving Tenant notice specifying that the payments are to change based upon Landlord’s estimate of Operating Expenses and specifying the monthly amount to be paid by Tenant for the next calendar year. If notice of a change is given, Tenant shall adjust its payments accordingly beginning with the first monthly installment due in the next calendar year.

The term “Operating Expenses” shall mean, except as otherwise specified in this definition, all expenses, costs, and disbursements of every kind and nature, computed on an accrual basis, that Landlord pays or is obligated to pay because of or in connection with the ownership and operation of the Building, or Landlord’s efforts to reduce Operating Expenses, including, without limitation:

wages and salaries of all employees from the rank of property or building manager and below to an extent commensurate with each employees’ involvement in the operation, repair, replacement, maintenance, and security of the Building, including, without limitation, amounts attributable to the employer’s Social Security Tax, unemployment taxes, and insurance, and any other amount which may be levied on such wages and salaries, and the cost of all insurance and other employee benefits related thereto;

all supplies and materials used in the operation, maintenance, repair, replacement and security of the Building;

the rental costs of any and all leased capital improvements necessary for normal repairs and general maintenance of permanent systems or equipment not affixed to the Building that is used in providing janitorial or similar services and the annual amortization of any and all capital improvements made to the Building which, although capital in nature, can reasonably be expected to reduce the normal operating costs of the Building, to the extent of the lesser of such expected reduction in Operating Expenses or the annual amortization of such capital improvements, as well as all capital improvements made in order to comply with any legal requirement hereafter promulgated by any governmental authority including, but not limited to, requirements relating to the environment, energy, conservation, public safety, access for the disabled or security, as amortized over the useful life of such improvements by Landlord for federal income tax purposes;

the cost of all utilities provided by Landlord, other than the cost of utilities supplied to tenants of the Building which are separately metered and reimbursed to Landlord by such tenants;

the cost of all maintenance and service agreements with respect to the operation of the Building or any part thereof, including, without limitation, management fees, alarm service, equipment, window cleaning, elevator maintenance, landscape maintenance, and parking area maintenance and operation;

the cost of all insurance relating to the Building and each of the premises contained therein, including, without limitation, casualty and liability insurance applicable to the Building and Landlord’s personal property used in connection therewith;

all taxes and assessments and governmental charges, whether federal, state, county, or municipal, and whether by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, including all taxes levied or assessed against or for leasehold improvements and any other taxes and assessments attributable to the Building and/or the operation thereof, including any tax based on the ad valorem property value of the Building and calculated as an ad valorem tax, all use and occupancy taxes or other similar taxes, if any, levied or imposed by any city, state, county, or other governmental body having jurisdiction; and

the cost of all normal repairs and related routine replacements and/or removals and general maintenance with respect to the Building.

Specifically excluded from Operating Expenses are:

expenses for capital improvements made to the Building, other than capital improvements described in Section 4.04(b)(3) above and except for items which, though capital for accounting purposes, are properly considered general maintenance and normal repair items, such as painting and/or wallpapering of common areas, replacement of carpet in elevator lobbies and like items;

increases in taxes resulting from higher valuations of the Building attributable to Tenant’s Tenant Improvements (defined in Exhibit C) or alterations made by Tenant in excess of typical fitups in the Building, which increase shall be paid by Tenant as Additional Rent;

depreciation of the Building;

Landlord’s general corporate overhead and general administrative expenses;

costs arising from Landlord’s charitable or political contributions;

federal and state income and franchise taxes of Landlord or any other such taxes not in the nature of real estate taxes;

management fees to the extent they exceed the greater of (a) reasonable, similar costs incurred in comparable office buildings in the Raleigh, North Carolina area, or (b) five percent (5%) of the gross rent received for the Building;

salaries, wages or other compensation paid to officers or executives of Landlord above the level of property manager in their respective capacities;

overhead and profit increments paid to subsidiaries or affiliates of Landlord for services provided to the Building or Property, to the extent that the costs of services exceed competitive costs;

any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

costs incurred by Landlord for the repair of damage to the Building, to the extent Landlord is reimbursed by insurance proceeds or condemnation awards;

renovating or otherwise improving or decorating, painting or redecorating space leased to tenants or other occupants of the Building;

costs for purchasing sculpture, paintings or other objects of art;

all items and services for which a tenant has reimbursed Landlord or a tenant has paid directly to third persons;

any ground lease rental;

interest, principal, points and fees on debts, or amortization on any mortgage or other debt instrument encumbering the Building or the Land;

legal and other costs associated with the mortgaging, refinancing or sale of the Building, Land or Property or any interest therein;

tax penalties incurred as a result of Landlord’s gross negligence, willful misconduct or inability to make payments when due;

any costs and expenses related to or incurred in connection with disputes with tenants of the Building or Land or any lender for the Building or Land, including, without limitation, legal fees; and

costs associated with leasing or marketing space in the Building, including tenant improvements, advertising, lease commissions, legal fees, space planning and marketing materials.

Intentionally deleted.

If the average occupancy rate for the Building is less than ninety-five percent (95%) in any calendar year of the Term, or if Landlord is providing less than ninety-five percent (95%) of the Building with any item or items of work or service which would vary depending on occupancy levels and constitute an Operating Expense hereunder, then the amount of the Operating Expenses for such items for such period shall be adjusted to include any and all Operating Expenses set forth in this Subsection which Landlord reasonably determines Landlord would have incurred if the Building had been at least ninety-five percent (95%) leased and occupied with all tenant improvements constructed or if Landlord had been providing such item or items of work or service to at least ninety-five percent (95%) of the Building; provided, however, that in no event shall Tenant pay more than the Operating Expenses actually incurred in operating the Building. If the actual occupancy rate for the Building is ninety-five percent (95%) or greater, then the actual Operating Expenses shall be used for purposes of determining the Operating Expense Adjustment described in this Section 4.04.

Within one hundred twenty (120) days after the end of each calendar year of the Term, Landlord shall give notice to Tenant specifying Operating Expenses for the prior calendar year. If Tenant’s proportionate share of Operating Expenses for the prior year were more than Tenant’s monthly estimated payments, Tenant shall be responsible for the deficit. Tenant shall pay any deficit amount to Landlord within fifteen (15) days after receipt of Landlord's notice. If Tenant’s monthly estimated payments were greater than Tenant’s proportionate share of Operating Expenses, Landlord shall provide Tenant with a refund of the excess payment or a Base Rent credit in an amount equal to the excess payments, as determined by Landlord. If the Lease has expired or terminated, any excess payments shall be returned to Tenant by Landlord within thirty (30) days of Landlord’s notice.

Tenant shall have the right, one (1) time per calendar year, upon notice to Landlord, within sixty (60) days of receipt of Landlord’s Statement, to have Landlord’s books and records relating solely to Operating Expenses contained in Landlord’s Statement for the prior year, reviewed. If the review clearly demonstrates that Landlord’s calculation of Operating Expenses fails to comply with the requirements of this Section 4.04, an adjustment shall be made in accordance with the results of the review, and appropriate payments shall be made by Landlord or Tenant, as the case may be, within forty-five (45) days after completion of the review.

All books and records necessary to accomplish any review permitted under this Section 4.04 shall be retained by Landlord for a period of two (2) years, and shall be made available to the person conducting the review at the Building, Property or the office of Landlord’s property manager, during normal business hours. If Tenant hires a third-party to assist it in its review, the third-party must be designated in writing as Tenant’s agent for completing the review, be qualified to complete the review, and shall be required to enter into a confidentiality agreement with Landlord prior to commencing its review. All of Landlord’s and Tenant’s costs of the review shall be paid by Tenant unless the review reveals that total Operating Expenses were misstated by ten percent (10%) or more in the calendar year reviewed, in which case Landlord shall reimburse Tenant for Tenant’s reasonable costs of the review, not to exceed One Thousand Dollars ($1,000.00).

The rights and obligations contained in this Section shall survive the expiration or other termination of this Lease.

Cost of Living Adjustment.

Intentionally deleted.

Security for the Lease.

Tenant shall provide Landlord with, at the time of Tenant’s execution of this Lease, and shall maintain in effect at all times during the Term of this Lease, security in the form of a clean, unconditional and irrevocable letter of credit (“Letter of Credit”) as described below. Landlord may draw on the Letter of Credit, in whole or in part (at Landlord’s option), if: (i) Tenant defaults with respect to any of the terms, conditions or provisions of this Lease on the Tenant’s part to be observed or performed, including but not limited to, the payment of Rent or Additional Rent, and the default continues beyond the applicable notice and cure period, if any, or (ii) Tenant, or anyone holding possession of the Leased Premises through Tenant, holds over in the Leased Premises after the expiration or sooner termination of the Term of this Lease, or (iii) Landlord is given notice that the bank issuing the Letter of Credit is terminating the Letter of Credit and it is not replaced with a Letter of Credit meeting the criteria set forth in this Section 4.06 at least sixty (60) days prior to the termination date, or (iv) the Letter of Credit is scheduled to expire as of the stated date by its terms and is not replaced with a Letter of Credit meeting the criteria set forth in this Section 4.06 at least sixty (60) days prior to the Letter of Credit’s stated expiration date.

Landlord shall have the right to draw down the Letter of Credit and apply the proceeds of the Letter of Credit to the curing of any default by Tenant continuing beyond any applicable notice and cure period, including, but not limited to, the payment of Rent or Additional Rent, or the payment of any damages sustained by Landlord due to Tenant’s failure to perform its obligations, including, but not limited to, alteration and repair obligations under Article 7 herein, without notice to Tenant and prejudice to any other remedy or remedies at law or in equity which Landlord may have on account thereof. Landlord’s right to draw upon the Letter of Credit shall be based upon Landlord’s written statement to the issuer that Tenant is in default under the terms of the Lease beyond any applicable notice and cure period and presentation of a sight draft. Upon any the application, Tenant shall, within ten (10) days after Landlord gives Tenant notice thereof, cause the Letter of Credit to be reissued for the full face amount required herein, so that the Letter of Credit will be restored to its original amount. In the event that any of the proceeds of the Letter of Credit are not applied to cure the applicable default of Tenant, Landlord shall hold the unapplied proceeds as cash security for the full and faithful performance by Tenant.

Any cash proceeds received by Landlord and held as security may be commingled with other funds of Landlord without Landlord being responsible to Tenant for the payment of any interest thereon. If Tenant fully and faithfully complies with all of the terms, covenants and provisions of this Lease, the Letter of Credit and/or any unapplied cash proceeds drawn from the Letter of Credit and held as security for this Lease shall be returned to Tenant, without interest, within thirty (30) days after the expiration of the Term of this Lease or earlier termination and delivery of exclusive possession of the Leased Premises to Landlord.

The Letter of Credit shall be an unconditional, irrevocable, clean Letter of Credit (which permits partial draws), payable on sight in cash, in favor of Landlord, Landlord’s lender or an assignee of Landlord, at Landlord’s election, and shall be in the initial amount of 200,000.00. Subject to the conditions stated, Tenant shall have the right to reduce the Letter of Credit as set forth in the chart below; provided that Tenant’s right to reduce the Letter of Credit is contingent upon Tenant not having been or being in default of the monetary provisions of this Lease beyond any applicable notice and cure period. If Tenant is or has been in monetary default beyond any applicable notice and cure period, Tenant shall not have the right to reduce the Letter of Credit and the Letter of Credit shall continue to be or be returned to its original amount. The Letter of Credit shall be acceptable to Landlord, acting reasonably with regard to both form and content, and shall be executed by a third-party nationally recognized banking institution (“Bank”) with local offices, acceptable to Landlord, acting reasonably, and Bank shall have an office in Raleigh, North Carolina, available as a designated payment center in order that Landlord may present the Letter of Credit for same-day payment. The Letter of Credit shall be transferable by Landlord or any other beneficiary. The Letter of Credit shall be governed by the International Standby Practices set forth by the International Chamber of Commerce. The Letter of Credit shall either: (i) have an expiration date no earlier than thirty (30) days after the expiration date of the Term of this Lease, or (ii) have an expiration date no earlier than the first anniversary of the date of issuance therefor and shall provide that it shall be automatically renewed from year to year unless terminated by Bank by notice to Landlord given not less than sixty (60) days prior to the then expiration date thereof by certified or registered mail, in which the event Tenant shall, within ten (10) days after notice is given to Tenant by Landlord, deliver to Landlord either a substitute letter of credit meeting the requirements herein or cash security in the Letter of Credit amount. The final expiration date of the Letter of Credit (including any renewals) shall be no earlier than thirty (30) days after the expiration date of this Lease. Tenant’s failure to provide Landlord with the Letter of Credit when due, including any renewal(s) of the Letter of Credit, shall be deemed an event of monetary default under this Lease.

Date(s):	Amount of Letter of Credit
Lease Year 1	$200,000.00
Lease Year 2	$160,000.00
Lease Year 3	$120,000.00
Lease Year 4	$80,000.00
Lease Year 5	$40,000.00
Remaining 5 months of the Term	$20,000.00
“Lease Year” shall mean each consecutive twelve (12) month period (full months and not any partial months) during the Term, commencing with the Commencement Date.

Landlord may at any time request any reasonable changes to the Letter of Credit. If changes are requested, Tenant shall promptly revised the Letter of Credit as requested. If the Letter of Credit is lost, mutilated, stolen or destroyed, Tenant shall cooperate with Landlord’s efforts to cancel the lost, mutilated, stolen or destroyed Letter of Credit and to replace the Letter of Credit. If the Bank becomes unacceptable to Landlord or if the Bank enters into any form of regulatory or governmental receivership or other similar regulatory or governmental proceeding, including any receivership instituted or commenced by the Federal Deposit Insurance Corporation (FDIC), or is otherwise declared insolvent or downgraded by the FDIC, at Landlord’s reasonable discretion, Tenant shall, within ten (10) days after notice is given to Tenant by Landlord, deliver to Landlord either a substitute letter of credit meeting the requirements herein or cash security in the Letter of Credit amount. In the event Landlord transfers its interest in the Land and Building to another owner, Landlord may transfer the Letter of Credit to the new owner. If the Letter of Credit is so transferred, Landlord shall thereupon be released by Tenant from all liability for the return of the Letter of Credit, and Tenant shall look solely to the new owner for the return of the Letter of Credit in accordance with the terms of this Lease. If Landlord desires to transfer the Letter of Credit to the new owner, Tenant shall cooperate in effecting the transfer; provided that Landlord shall pay the Bank’s usual and customary fee for transferring the Letter of Credit.

The rights and obligations contained in this Section 4.06 shall survive the expiration or other termination of this Lease.

Late Charge.

If Tenant fails or refuses to pay any installment of Rent when due, Landlord, shall have the right to collect a late charge of five percent (5%) of the amount of the late payment to compensate Landlord for the additional expense involved in handling delinquent payments and not as interest; provided, however, that the late charge shall be waived by Landlord one (1) time in a calendar year so long as the late Rent is paid within five (5) days of the due date. If the payment of a late charge required by this Section is found to constitute interest notwithstanding the contrary intention of Landlord and Tenant, the late charge shall be limited to the maximum amount of interest that lawfully may be collected by Landlord under applicable law, and if any payment is determined to exceed such lawful amount, the excess shall be applied to any unpaid Rent then due and payable hereunder and/or credited against the next succeeding installment of Rent payable hereunder. If all Rent payable hereunder has been paid in full, any excess shall be refunded to Tenant. In addition to paying any applicable late fee as set forth herein, Tenant shall pay a dishonored check fee of $25.00 and reimburse Landlord for any processing fees charged to Landlord as a result of Tenant’s checks having been returned for insufficient funds.

SERVICES

Services.

Provided Tenant is not in default of the Lease beyond any applicable notice and cure periods, Landlord shall furnish Tenant while occupying the Leased Premises, subject to curtailment as required by governmental laws, rules or regulations, the following:

central heat and air conditioning in season, at such times as Landlord normally furnishes these services to other tenants in the Building and at such temperatures and in such amounts as are considered by Landlord to be standard, but such service on Saturday afternoons, Sundays and the holidays listed in the “Building Rules” (which such Building Rules are attached hereto as Exhibit D and are incorporated herein by reference in their entirety), shall be furnished only upon request of Tenant, who shall bear the cost thereof as provided in Exhibit F attached hereto;

elevator service;

routine maintenance for the Building pursuant to Section 7.03, in the manner and to the extent deemed by Landlord to be standard for other class “A” office buildings in the Raleigh, North Carolina area;

Building-standard electric lighting service for the Building, including the Leased Premises;

janitor service two (2) times a week (one (1) full Building cleaning and one (1) minimum cleaning (i.e., cleaning restrooms, reception area, break room and trash removal from offices) per week. If Tenant’s floor coverings or other improvements require special care, Tenant is responsible for paying the cleaning cost attributable to the special care;

water and sewer service that is considered standard for other class “A” office buildings in the Raleigh, North Carolina area, but in no event more than Tenant’s pro rata share of water and sewer service that is available to the Building; and

proper electrical facilities to furnish sufficient power for personal computers, fax machines, desktop computer printers, calculating machines and other machines of similar low electrical consumption, but not including electricity required for any equipment or machine which (individually) consumes more than 0.25 kilowatts per hour at a rated capacity or requires a voltage other than 120 volts single phase. Tenant shall not use more than its pro rata share of electrical circuits for power and lighting available for all tenants on the floor of the Building where the Leased Premises are located.

Tenant shall not contract directly for janitor, window washing or maintenance services. Landlord shall not be obligated to provide Tenant with any telecommunications or wire and data services.

If Landlord’s engineer determines that Tenant’s electrical, water or sewer usage exceeds the usage set forth in Subsection 5.01(a), then Tenant shall pay Landlord the amount of the charges for such excess usage, immediately upon receipt of any invoices therefor.

If Tenant uses any heat generating machines, equipment, fixtures or other devices of any nature whatsoever in the Leased Premises which affect the temperature otherwise maintained by the Building standard air conditioning, Tenant shall pay the additional cost necessitated by Tenant's use of such machines, equipment, fixtures or other devices, including charges to cover additional utility costs related to Tenant’s use of heat generating machines, equipment, fixtures or devices, the cost of installation of any necessary additional air conditioning equipment and the cost of operation and maintenance thereof.

Should any of Landlord’s equipment or machinery break down, or for any cause cease to function properly, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom, except as set forth in Section 5.01(h) below.

Landlord shall, as an Operating Expense hereunder, provide receptacles and containers as necessary for Tenant to comply with all orders, requirements and conditions now or hereafter imposed by any ordinances, laws, orders and/or regulations (hereinafter collectively called “Recycling Regulations”) of any governmental body having jurisdiction over the Leased Premises or the Building regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash.

Except as set forth in Section 5.01(h) below, failure by Landlord to commence or continue the furnishing of services in accordance with this Section 5.01 shall not render Landlord liable in any respect for damages to either person or property, nor be construed as an eviction of Tenant, nor work as an abatement of rent, nor relieve Tenant from its obligation to fulfill any covenant or agreement hereof.

If (i) the services which Landlord is obligated to provide are continuously interrupted for four (4) consecutive business days after Landlord’s receipt of notice from Tenant (“Interruption”), (ii) Tenant is unable to conduct business in the Leased Premises as a result of the Interruption, (iii) Tenant notifies Landlord immediately in writing that because of the Interruption Tenant is unable to conduct its business, (iv) the Interruption is due to the gross negligence or willful misconduct of Landlord, its employees or agents, and (v) the restoration of the services is within Landlord’s reasonable control and the services are not restored by Landlord, Tenant shall be entitled to an abatement of Rent for each day Tenant is unable to conduct its business operations in the Leased Premises because of the Interruption. The abatement shall begin on the fifth (5th) consecutive business day after Landlord’s receipt of the notice of the Interruption from Tenant and shall end automatically when the services are restored.

USE AND OCCUPANCY

Use and Occupancy.

Tenant (and its permitted assignees, subtenants, invitees, customers, and guests) shall use and occupy the Leased Premises solely for the purpose that is specified in Subsection 2.01(j), and Tenant may not change said purpose absent Landlord’s prior written agreement, in Landlord’s sole discretion.

Tenant shall not use or occupy the Leased Premises, or permit any portion of the Leased Premises to be used or occupied, for any business or purpose, or in any manner, by any number of persons greater than that specified in Subsection 2.01(j). Tenant may, from time to time but not as a consistent and regular occurrence, exceed the occupancy limitation set forth in Subsection 2.01(j) and above, as long as the excess occupancy does not have an adverse effect upon Landlord, the Building or the other tenants in the Building, in Landlord’s sole, reasonable discretion.

Tenant shall not use or occupy the Leased Premises, or permit any portion of the Leased Premises to be used or occupied, for any business or purpose, or in any manner, which (i) is unlawful, disreputable or deemed to be extra-hazardous on account of fire or exposure to or interference from electromagnetic rays and/or fields, (ii) violates the Building Rules, attached hereto as Exhibit D, and as they may be amended, (iii) increases the rate of fire insurance coverage on the Building or its contents, and/or (iv) is inconsistent with the first-class nature of the Building which permits the Permitted Use.

Tenant shall conduct its business and control its employees and agents and all other persons entering the Building under the express or implied invitation of Tenant, in such manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Building.

Tenant shall not grant any concession or license within the Leased Premises or allow any person other than Tenant, its partners, managers, members, officers, directors, employees and agents to occupy or use the Leased Premises or any portion thereof. Notwithstanding the foregoing, Tenant shall have the right to permit other insured surgical or medical equipment or service providers to use the Leased Premises on a short-term basis in accordance with an temporary license or other temporary occupancy agreement; provided Tenant maintains records of such short-term use, including identification of the third party and the use of the Leased Premises and verification of evidence of insurance in compliance with Section 6.01. Landlord shall have the right to inspect such records during business hours once each calendar year upon reasonable prior written notice to Tenant. Any licensee shall comply with the terms of the Lease and Tenant shall be responsible for a licensee’s non-compliance. Tenant shall indemnify and hold Landlord completely and fully harmless for liability or damages arising from or caused by the service providers use.

Landlord shall provide Tenant with the number of unreserved parking spaces set forth in Subsection 2.01(f) of this Lease (which number includes Tenant’s pro rata share of the total number of spaces for the Building designated for handicapped or visitors), at no additional charge. Tenant shall notify Landlord promptly of any additional parking needs, which needs may, in Landlord’s sole discretion, be considered on a case-by-case basis.

Landlord shall include Tenant’s and Approved Subtenant’s (defined in Subsection 10.01(a)) name and suite number on (i) the Building directory(ies) located inside the Building, and (ii) a Building-standard suite sign to be located at the entrance to the Leased Premises. The initial directory(ies) and suite signage cost shall be paid for by Landlord. Any subsequent changes to directory(ies) and suite signage requested by Tenant or Approved Subtenant shall be paid for by Tenant or Approved Subtenant within ten (10) days of receipt of Landlord’s invoice therefor.

In addition to the foregoing, for as long as Tenant remains one of the four (4) largest tenants in the Building in terms of square feet rented and as long as Tenant is not in default of the Lease beyond any applicable notice and cure period(s), Tenant may, at Tenant’s sole cost and expense (but Tenant shall be entitled to use a portion of the Allowance (as defined in Exhibit C) to pay for the signage), have Tenant’s or Approved Subtenant’s name or legally assumed name on the monument sign located at the main entry to the Building and on the parapet of the Building. Tenant shall be entitled to use one (1) “panel” on both sides of the monument sign. The signage shall be (i) non-exclusive, (ii) designed, installed, constructed, maintained and removed (in the event Tenant loses its rights under this provision or at the expiration or other termination of this Lease), at Tenant’s sole cost and expense (subject to reimbursement by Approved Subtenant if Tenant grants Approved Subtenant its monument signage rights), and (iii) with regard to design (size, style and font of the lettering), location, construction and all other aspects, subject to prior written approval from Landlord, the City of Raleigh, North Carolina, and any other governing entity having jurisdiction with regard to signage at the Building (including the park owners association where the Building is located). This type of signage shall not automatically apply to any assignee or subtenant of the Leased Premises (other than Approved Subtenant), unless agreed to by Landlord, in its sole but reasonable discretion.

Care of the Leased Premises.

Tenant shall not commit or allow to be committed any waste or damage to any portion of the Leased Premises or the Building. Except as provided otherwise in Section 7.02 of this Lease, at the expiration or other termination of this Lease, or at the termination of any holdover, Tenant shall deliver the Leased Premises to Landlord in the same condition as existed on the Commencement Date, ordinary wear and tear excepted.

Tenant shall notify Landlord at least ten (10) business days prior to vacating the Leased Premises and shall arrange to meet with Landlord to jointly inspect the Leased Premises. If Tenant does not give such notice or meet for such joint inspection, then Landlord’s inspection of the Leased Premises shall be deemed accurate for the purpose of determining Tenant’s responsibility for repair and restoration of the Leased Premises.

In the event Tenant has not removed all of its equipment and personal property from the Leased Premises at the expiration or other termination of this Lease and Landlord has provided Tenant with fifteen (15) days additional notice, the equipment and personal property shall be deemed abandoned and Landlord shall have the right to (i) remove Tenant equipment and personal property from the Leased Premises, and/or (ii) retain, dispose of or sell any or all of Tenant’s equipment and personal property, all without incurring any liability to Tenant whatsoever. Tenant shall be responsible for Landlord’s reasonable costs in removing, retaining, disposing, storing and/or selling Tenant’s abandoned property. Tenant shall pay the costs within ten (10) days of the receipt from Landlord of an invoice for the same.

The rights and obligations contained in this Section 6.02 shall survive the expiration or other termination of this Lease.

Hazardous or Toxic Materials.

Tenant shall not cause or allow the receipt, storage, use, location, handling, production, refinement or disposal anywhere in the Building or the Property of any product, material or merchandise which is explosive, highly flammable, injurious to health, or a hazardous or toxic material, as hereafter defined. “Hazardous or Toxic Material(s)” shall include all materials and substances which have been determined to be hazardous to health or the environment and are regulated by any applicable federal, state or local laws, ordinances or regulations.

Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Leased Premises minor amounts of Hazardous or Toxic Materials which are in compliance with all applicable laws, ordinances and regulations and are customarily used in a general office environment (e.g., copying machine chemicals and kitchen cleansers) and the use of human cadavers, provided Tenant properly stores, uses and disposes such Hazardous or Toxic Materials in accordance with all applicable governmental laws and in accordance with this Section. Tenant is solely responsible for obtaining, at Tenant’s expense, any and all governmental permits or approval (“Permits”) required to handle or use human cadavers at the Leased Premises. Tenant shall comply in all respects with all terms and conditions of such Permits, and Tenant will indemnify and hold Landlord completely harmless for its failure to do so.

If requested by Landlord or any ground lessor, Tenant shall identify, in writing, any or all of Tenant’s Hazardous or Toxic Materials at the Leased Premises and their quantity(ies), purpose(s), method(s) of disposal and other related information reasonably requested and readily available.

The rights and obligations contained in this Section 6.03 shall survive the expiration or other termination of this Lease.

Entry for Repairs and Inspection.

Tenant shall, upon not less than twenty-four (24) hours prior oral or written notice in regards to routine maintenance services and otherwise with advance notice by Landlord (which notice may be sent by electronic mail), except in the case of routine janitorial services in accordance with this Lease and in the event of an emergency when no notice is required, permit Landlord and its contractors, agents and representatives to enter into and upon any part of the Leased Premises at all reasonable hours to provide maintenance as required under this Lease, inspect and clean the same, make repairs, alterations and additions thereto, show the same to prospective tenants, lenders or purchasers, and for any other purpose as Landlord may deem necessary or desirable. Tenant shall not be entitled to any abatement or reduction of Rent by reason of any entry by Landlord. In the event of an emergency, when entry to the Leased Premises shall be necessary, and if Tenant shall not be personally present to open and permit entry into the Leased Premises, Landlord or Landlord’s agent may enter the same by master key, code, card or switch, or may forcibly enter the same, without rendering Landlord or its agents liable therefor, and without, in any manner, affecting the obligations and covenants of this Lease. Notwithstanding any provision of this Lease to the contrary, Landlord acknowledges that Tenant is subject to certain state and federal regulatory requirements that permit Tenant to handle and use human cadavers in the Leased Premises.

Compliance with Laws; Rules of Building.

Tenant shall comply with, and Tenant shall cause its employees and agents and all other persons entering the Building under the express or implied invitation of Tenant to comply with, all laws, ordinances, orders, rules, regulations (state, federal, municipal and other agencies or bodies having any jurisdiction thereof), and any recorded covenants, conditions and restrictions of the Property, which relate to the use, condition or occupancy of the Leased Premises, the Building or the Property, including, without limitation, all local, state and federal environmental laws, and the Building Rules, as such are reasonably altered by Landlord from time to time.

Access to Building.

Subject to Section 6.01 and the other terms and conditions set forth below, Tenant and its employees shall have access to the Property, the Building and the Leased Premises twenty-four (24) hours a day, three hundred sixty-five (365) days per year; provided that Landlord shall have the right to restrict access in the event of an emergency for safety and/or health reasons. Tenant shall have no right of access to the roof of the Leased Premises or the Building or to the roof of any building in the Property.

Tenant expressly agrees that neither Landlord nor Landlord’s partners, managers, members, agents, officers, directors, or employees shall be liable to Tenant or Tenant’s partners, managers, members, agents, officers, directors and employees or to any person entering the Leased Premises, Building or Property under the express or implied invitation of Tenant for any injury, death, loss or damage arising out of any crime attempted or committed in the Leased Premises, Building or Property.

Landlord shall have the right to limit access to the Building after normal business hours. Landlord expressly reserves the right, in its sole discretion, to temporarily or permanently change the location of, close, block and otherwise alter any entrances, corridors, skywalks, tunnels, doorways and walkways leading to or providing access to the Building or any part thereof and otherwise restrict the use of same; provided, at all times there is at least one means of ingress and egress. Landlord shall exercise good faith in notifying Tenant a reasonable time in advance of any alterations, modifications or other actions of Landlord under this Section.

Peaceful Enjoyment.

Tenant shall and may peacefully have, hold and enjoy the Leased Premises without interference from any party claiming by or through Landlord, subject to the terms of this Lease, provided Tenant pays the Rent and other sums required to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained. This covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownership of Landlord’s interest in the Building. Landlord shall not be responsible for the acts or omissions of any other tenant or third party that may interfere with Tenant’s use and enjoyment of the Leased Premises; provided, however, that Landlord shall use its reasonable best efforts to enforce the Building Rules.

Intentionally Omitted

CONSTRUCTION, ALTERATIONS AND REPAIRS

Tenant Improvements.

The Leased Premises shall be delivered to Tenant “as is” and without improvements or alterations, except as provided otherwise in Exhibit C. Any increases in taxes resulting from higher valuations of the Building attributable to the Tenant Improvements, as defined in Exhibit C, or alterations in excess of typical fitups in the Building shall be paid by Tenant as Additional Rent.

Alterations.

Except as set forth on Exhibit C, Tenant shall make no structural alterations, installations, additions or improvements (including demolition of existing walls) (any of the foregoing, the “Material Alterations”) in, on or to the Leased Premises without Landlord’s prior written consent. Tenant shall notify Landlord in the event that it wants to make Material Alterations to the Leased Premises. A description of the desired Material Alterations shall be included with the notice. Unless Landlord agrees otherwise, any approved Material Alterations shall be completed on Tenant’s behalf by architects, engineers, workmen and/or contractors hired by Landlord. Tenant shall have the right to approve pricing for any Material Alterations completed on its behalf. All such work shall be designed and made in a manner (including, but not limited to, obtaining all applicable permits), by architects, engineers, workmen and contractors, satisfactory to Landlord and completed in accordance with the requirements of (c) below. Except when Landlord informs Tenant otherwise, all Material Alterations (including, without limitation, partitions, millwork, fixtures and heating, ventilating and air conditioning modifications) made to the Leased Premises by or for Tenant shall remain upon and be surrendered with the Leased Premises and become the property of Landlord at the expiration or termination of this Lease or the termination of Tenant’s right to possession of the Leased Premises. If Material Alterations are to be removed, Tenant shall be required to remove (or reconstruct in the instance of the demolition of walls) the Material Alterations made and restore the area from which the removal (or reconstruction) occurred.

(b) In addition to the foregoing, Tenant shall, within fifteen (15) days of Landlord’s written request, provided such Landlord request is made within three (3) months after the expiration, earlier termination of this Lease, or end of any holdover, remove all telephone, data wiring and fire suppression systems installed by Tenant from and for the Leased Premises, and Tenant shall repair any damage to the Leased Premises or Building caused by any such removal. Tenant shall bear the costs of removal of Tenant's property from the Building and of all resulting repairs thereto.

Subject to Section 7.03(c), all alterations performed in, on or to the Leased Premises must have Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed, and shall (i) not alter the exterior appearance of the Building or adversely affect the structure, safety, systems or services of the Building; (ii) comply with all (A) Building safety, fire and other regulations, (B) governmental codes and permitting requirements and (C) insurance requirements; (iii) not result in any usage in excess of Building-standard of water, electricity, gas, heating, ventilating or air conditioning, (either during or after such work) unless prior written arrangements satisfactory to Landlord are entered into; (iv) be completed promptly and in a good and workmanlike manner; (v) be performed in a manner that does not cause interference or disharmony with any labor used by Landlord, Landlord’s contractors or mechanics or by any other tenant or such other tenant’s contractors or mechanics; (vi) not cause any mechanic’s, materialman’s or other liens to attach to Tenant’s leasehold estate, and (vii) include, in the case of a Material Alteration, a construction management fee for Landlord of five percent (5%) of the total cost of such Material Alteration. Tenant shall not permit, or be authorized to permit, any liens (valid or alleged) or other claims to be asserted against Landlord or Landlord’s rights, estates and interests with respect to the Building, the Property or this Lease in connection with any work done by or on behalf of Tenant, and Tenant shall indemnify and hold Landlord harmless against any such liens.

Notwithstanding the foregoing, Tenant shall, at Tenant’s sole cost and expense, with prior notice to Landlord but without the need for Landlord’s consent, have the right to make minor, non-structural improvements or minor decorations within the Leased Premises which are cosmetic in nature, employing contractors selected by Tenant and approved by Landlord, provided the improvements/decorations: (i) are in keeping with the standards of Tenant's existing Leased Premises, (ii) do not affect the structure of the Building or the electrical, mechanical, plumbing or life safety systems of the Building (iii) meet all of the conditions of (c) above, and (iv) do not cost, or result in expenses of, more than Five Thousand Dollars ($5,000.00) total per annum.

The rights and obligations contained in this Section 7.02 shall survive the expiration or other termination of this Lease.

Maintenance and Repairs by Landlord.

Landlord shall maintain and keep in good repair, as determined by Landlord in its reasonable discretion, the following portions of the Building which are not contained within the Leased Premises: parking lots, indoor and outdoor lighting (including parking lot lighting facilities), driveways, sidewalks, fences, all structural portions (including but not limited to foundations, roof, windows with respect to settling issues, walls and floors), common areas inside the Building (including corridors, stairs and restrooms), elevators, heating ventilation and air conditioning systems, and all electrical, water, plumbing and other utility equipment connections and facilities.

Landlord shall perform routine maintenance and repairs necessitated by ordinary wear and tear only for Building-standard leasehold improvements in the Leased Premises.

Notwithstanding any provisions of this Lease to the contrary, all maintenance, repairs or Alterations to the Building and/or Tenant’s leasehold improvements, which affect the Building’s structural components or mechanical, electrical or plumbing systems, shall be made by Landlord or its contractor only, and, if made on behalf of Tenant, shall be paid for by Tenant in an amount equal to Landlord’s costs plus fifteen percent (15%).

Landlord shall not be liable to Tenant, except as expressly provided in this Lease, for any damage or inconvenience, and Tenant shall not be entitled to any abatement or reduction of rent by reason of any maintenance, repairs, alterations, installations, additions or improvements to any part of the Building.

Maintenance and Repairs by Tenant.

Subject to Section 7.02(c), Tenant shall maintain and keep in good repair all non-Building-standard leasehold improvements, but at Tenant’s written request, Landlord will perform said maintenance and repairs at Tenant’s expense, at a cost or charge equal to the costs incurred in such maintenance or repairs plus an additional charge of fifteen percent (15%). The necessity for and adequacy of said maintenance and repairs shall be measured by the standards of other class “A” office buildings, located in the Raleigh, North Carolina area, for improvements of similar construction.

Tenant shall be responsible for immediately notifying Landlord of any damage done to (i) the Leased Premises, (ii) Tenant’s Building-standard and/or non-Building-standard leasehold improvements, (iii) the premises of any other tenant(s) in the Building, and (iv) any other part of the Building, any of which such damage described in the above subsections (i) through (iv) is caused by any item (or combination of items) of Tenant’s equipment or machinery in the Leased Premises or by the negligent acts or omissions of Tenant, Tenant’s employees or agents, or any other person entering the Building under the express or implied invitation of Tenant, or which otherwise arises out of Tenant’s occupancy of the Leased Premises. Any damage done to any part or all of the area or the leasehold improvements listed in subsections (i) and (ii) herein shall be repaired or replaced by Landlord at Tenant’s own cost and expense within ten (10) business days; provided, however, that at Landlord’s sole but reasonable discretion, any such damage may be repaired by Landlord, at Tenant’s expense, at a cost or charge equal to the costs incurred in such repair or replacement plus an additional charge of fifteen percent (15%). Within ten (10) business days of receipt of invoice, Tenant shall reimburse Landlord and/or any other tenant(s) in the Building, as applicable, for any damage done to any part or all of the areas listed in subsections (iii) and/or (iv) herein.

Notwithstanding the cure period provided in Section 9.01(b)(2), if Tenant fails to make, or to commence and exercise due diligence in the making of, repairs or replacements as required by Section 7.04(b) within ten (10) business days of the earlier of Tenant’s discovery of such damage or Tenant’s receipt of notice of such damage, Landlord shall have the right to make such repairs or replacements without any prior notice to Tenant, and Tenant shall repay the cost(s) and expense(s) thereof plus a charge of fifteen percent (15%) to Landlord on demand.

Anything to the contrary in this Lease notwithstanding, in any event of emergency, as determined by Landlord in Landlord’s sole but reasonable discretion, Landlord shall have the right to make, or cause to have made, repairs or replacements without any prior notice to Tenant, and Tenant shall repay Landlord for the cost(s) and expense(s) thereof, plus a charge of fifteen percent (15%) to Landlord on demand.

CONDEMNATION, CASUALTY, INSURANCE AND INDEMNITY

Condemnation.

If all or substantially all of the Leased Premises is taken by virtue of eminent domain or for any public or quasi-public use or purpose, this Lease shall terminate on the date the condemning authority takes possession. If only a part of the Leased Premises is so taken, or if a portion of the Building not including the Leased Premises is taken, this Lease shall, at the election of Landlord, either (i) terminate on the date the condemning authority takes possession by giving notice thereof to Tenant within thirty (30) days after the date of such taking of possession or (ii) continue in full force and effect as to that part of the Leased Premises not so taken, in which case Rent shall be reduced on a square footage basis by the amount of square footage of the Leased Premises taken or condemned. All proceeds payable from any taking or condemnation of all or any portion of the Leased Premises and the Building shall belong to and be paid to Landlord, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in and to any such awards. Tenant shall have no, and waives any, claim against Landlord and the condemnor for the value of any unexpired term. Tenant shall have the right to pursue a condemnation award from the condemning party, but only to the extent that Tenant’s award (A) is separately stated, and (B) does not diminish any award to Landlord.

Damages from Certain Causes.

Landlord shall not be liable or responsible to Tenant for any injury, loss, damage or inconvenience to any person, property or business occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition order of governmental body or authority, or any other cause beyond Landlord’s control (collectively, “Force Majeure”).

Fire or Other Casualty.

In the event of a fire or other casualty in the Leased Premises, Tenant shall immediately give written notice thereof to Landlord.

If greater than sixty percent (60%) of the Leased Premises or greater than thirty percent (30%) of any portion of the Building is damaged or destroyed by fire or other casualty and Landlord’s architect determines that the repair of such casualty will take more than 180 days to restore or repair, Landlord shall notify Tenant within one hundred eighty (180) days from the date of such damage or destruction, Landlord shall have the right, but not the duty, to terminate this Lease or to repair the Leased Premises with reasonable dispatch, subject to delays resulting from adjustment of the loss and any other cause beyond Landlord’s reasonable control. Landlord shall provide Tenant with ninety (90) days notice from the date of such damage or destruction as to whether Landlord shall terminate this Lease or repair the Leased Premises or the Building. If sixty percent (60%) or less of the Leased Premises or thirty percent (30%) or less of the Building is damaged or destroyed or Landlord elects to restore or repair the damage or destruction, Landlord shall commence and thereafter pursue diligently and as expeditiously as practicable, the restoration and repair of the damage or destruction to the Building and/or the Leased Premises, as the case may be, using standard working methods and procedures, provided, however, that for purposes of this Section 8.03, Landlord shall not be obligated to commence any repair or restoration unless and until insurance proceeds are actually received by Landlord. Landlord, subject to Force Majeure and Tenant delays, shall substantially complete the restoration and repair within one hundred eighty (180) days after Landlord receives the insurance proceeds; provided, however, if Landlord is proceeding diligently and has not completed the restoration within one hundred eighty (180) days, then Landlord shall have an additional sixty (60) days or as soon thereafter as is reasonably possible to complete such restoration. Landlord covenants and agrees to use its commercially reasonable efforts to obtain the insurance proceeds from the insurer in the most expeditious manner practicable under the circumstances.

Anything in this Lease to the contrary notwithstanding, Landlord shall not be required, but rather it shall be Tenant’s duty, to repair or replace any of the following: (i) furniture, furnishings or other personal property which Tenant may be entitled to remove from the Leased Premises and (ii) any installations in excess of those improvements made to the Leased Premises by Landlord or at Landlord’s expense. Until Landlord’s repairs are completed, Rent shall be abated in proportion to the portions of the Leased Premises, if any, which are untenantable. Notwithstanding anything contained in this Section, Landlord shall only be obligated to restore or rebuild the Leased Premises to improvements made to the Leased Premises by Landlord or at Landlord’s expense, and Landlord shall not be required to expend more funds than the amount received by Landlord from the proceeds of any insurance carried by Landlord.

Tenant’s Insurance Policies.

Tenant shall, at its expense, maintain in full force and effect during the Term, and during any holdover, if applicable, (i) standard fire and extended coverage insurance on all of its personal property, including removable trade fixtures, located in the Leased Premises and on any leasehold improvements that are paid for by Tenant (excluding any improvements paid for through the use of a Landlord-provided allowance) and all other additions and improvements (including fixtures) made by Tenant; and (ii) a policy or policies of commercial general liability insurance, such policy or policies to afford, through primary and/or excess coverage, minimum protection of not less than One Million Dollars ($1,000,000.00) per occurrence for bodily injury and/or property damage, including personal injury and Two Million Dollars ($2,000,000.00) in the aggregate for bodily injury and/or property damage, including personal injury.

Each insurance policy required to be maintained by Tenant under this Lease shall (i) be issued by and binding upon a solvent insurance company licensed to conduct business in the State of North Carolina and rated A-:VIII or better by Best’s Key Rating Guide, (ii) have a deductible of no more than Five Thousand Dollars ($5,000.00), (iii) have all premiums fully paid on or before the due dates, (iv) name Landlord, and such other persons or entities as Landlord may from time to time designate, as additional insured(s) without restriction, and state that neither Landlord nor any such other designated person or entity shall be responsible for the payment of any premiums for the insurance policy, (v) provide that it shall not be cancelable and that the coverage thereunder shall not be reduced without at least thirty (30) days advance notice to Landlord, (vi) contain a provision whereby the insurer waives all rights of subrogation against Landlord, and Landlord’s partners, managers, members, officers, directors, employees, agents and assigns, and (vii) state that coverage provided by Tenant shall be primary to any other insurance that Landlord may carry.

Tenant shall deliver to Landlord certificates of insurance in a form reasonably satisfactory to Landlord not less than ten (10) days prior to the Commencement Date and, also, the expiration of the then-current policies.

If, in the written opinion of Landlord’s lender or insurance advisor, the amount or scope of such coverage is reasonably determined to be inadequate at any time during the Term, Tenant shall increase such coverage to such amounts or scope as Landlord’s lender or insurance advisor deems adequate; provided, however, such increase in coverage shall be standard for other class “A” office buildings in the Raleigh, North Carolina area.

Waiver of Subrogation Rights.

Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby (i) waives any and all rights of recovery, claims, actions or causes of action, including defense costs, against the other, its agents, members, managers, partners, shareholders, officers and employees, for any loss or damage that may occur to the Leased Premises or the Building, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, and any other cause which is insured against under the terms of the standard fire and extended coverage insurance policies referred to in Section 8.04 hereof, only to the extent of recovery for same under said insurance policies since this waiver is not intended to nor shall it release a party from its indemnification obligations as set forth in this Article 8, and regardless of cause or origin, including but not limited to the sole or contributory negligence of the other party hereto, its partners, managers, members, officers, directors, employees, shareholders or agents, and (ii) covenants that no insurer shall hold any right of subrogation against such other party.

If the respective insurers of Landlord and Tenant do not permit such a waiver without an appropriate endorsement to such party’s insurance policy, Landlord and Tenant shall notify the insurers of the waiver set forth herein and shall secure from each such insurer an appropriate endorsement to its respective insurance policy concerning such waiver, and if insurance policies with waiver of subrogation provisions are obtainable only at a premium, the party seeking the policy shall pay that additional premium.

Indemnity/Waiver of Liability.

Landlord shall not be liable to Tenant or Tenant’s partners, managers, members, officers, directors, employees, shareholders, agents, contractors, customers or any person entering the Leased Premises, Building or Property under the express or implied invitation of Tenant, for any damage or injury to person or property or Tenant’s business arising out of (i) negligence of, or willful misconduct by, Tenant, its partners, managers, members, officers, directors, employees, shareholders, agents, contractors, customers or any other person entering the Leased Premises, Building or Property under the express or implied invitation of Tenant and/or (ii) any breach by Tenant of its covenants and obligations under any Article of, and/or Exhibit to, this Lease, and, subject to the insurance requirements and mutual waivers of subrogation set forth in this Lease, Tenant agrees to indemnify, defend and hold harmless Landlord and its successors and assigns and their respective partners, managers, members, agents, officers, directors, and employees from and against all claims, damages, losses, liabilities, lawsuits, costs and expenses for any damage or injury, including, without limitation, court costs, and actual, reasonable attorneys’ fees and costs of investigation.

Tenant shall not be liable to Landlord or Landlord’s partners, managers, members, officers, directors, employees, shareholders, agents, contractors, customers or any person entering the Leased Premises, Building or Property under the express or implied invitation of Landlord, for any damage or injury to person or property or Landlord’s business arising out of (i) negligence of, or willful misconduct by, Landlord, its partners, managers, members, officers, directors, employees, shareholders, agents, contractors, customers or any other person entering the Leased Premises, Building or Property under the express or implied invitation of Landlord and/or (ii) any breach by Landlord of its covenants and obligations under any Article of, and/or Exhibit to, this Lease. Subject to the insurance requirements and mutual waivers of subrogation rights set forth in this Lease, Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including, without limitation, court costs, and actual, reasonable attorneys’ fees and costs of investigation) arising out of any negligence of, or willful misconduct by, Landlord, or any of its partners, managers, members, officers, directors, employees, shareholders, agents or contractors. Tenant’s failure to obtain any insurance coverage required under the terms of this Lease shall void Landlord’s indemnity obligation to the extent the insurance would have provided coverage for the claim. Landlord’s failure to obtain any insurance coverage required under the terms of this Lease shall void Tenant’s indemnity obligation to the extent the insurance would have provided coverage for the claim.

The indemnification and hold harmless obligations of Section 8.06(a) and (b) are expressly conditioned on the following: (i) that the indemnifying party is notified promptly by the party requesting indemnification of any claim or demand and if the claim or demand is made by a third party; (ii) that the indemnifying party has sole control of the defense of any action or settlement or compromise; and (iii) that Landlord and Tenant cooperate with each other in a reasonable way to facilitate the settlement or defense of the claim or demand.

Landlord’s and Tenant’s respective rights and obligations under this Section 8.06 shall survive the expiration or other termination of this Lease.

Limitation of Landlord’s Personal Liability.

Tenant shall look solely to Landlord’s interest in the Building and the Land for the recovery of any judgment against Landlord, and Landlord, its partners, managers, members, officers, directors, employees, shareholders and agents shall never be personally liable for any such judgment. The provisions contained in the foregoing sentence are not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of liability insurance maintained by Landlord.

Survival of Article 8.

The rights and obligations contained in this Article 8 shall survive the expiration or other termination of this Lease.

DEFAULT, REMEDIES AND SUBORDINATION

Default by Tenant.

Any failure by Tenant to fully and completely perform or comply with any covenant, condition, term or provision on the part of Tenant to be performed or complied with under any Article of, and/or Exhibit to, this Lease shall constitute a breach of this Lease after the applicable notice and cure period.

Landlord shall have the right to treat the occurrence of any one or more of the following events as a default under this Lease (provided, no such levy, execution, legal process or petition as set forth in Subsections (3) through (7) below filed against Tenant shall constitute a default under this Lease if Tenant shall vigorously contest the same by appropriate proceedings, and shall remove or vacate the same within sixty (60) days from the date of its creation, service or filing):

Tenant does not pay Rent or any other sum required to be paid by Tenant under this Lease within five (5) days after notice from Landlord but in no event shall Landlord be obligated to give Tenant such notice more than two (2) times during any calendar year or within five (5) days of due date after Tenant has received two (2) notices from Landlord in any calendar year; or

Tenant does not perform or comply with any covenant, condition, term or provision on the part of Tenant to be performed or complied with under any Article of, and/or Exhibit to, this Lease and such non-performance or non-compliance continues for thirty (30) days after notice to Tenant, unless the same cannot be cured within thirty (30) days, then within such additional time as is reasonably necessary to complete such cure, provided that Tenant has commenced such cure within the initial thirty (30) day period and diligently pursues such cure to completion within ninety (90) days.

the interest of Tenant under this Lease is levied on under execution or other legal process; or

any petition is filed by or against Tenant to declare Tenant a bankrupt or to delay, reduce or modify Tenant’s debts or obligations; or

any petition is filed to reorganize or modify Tenant’s debts or obligations; or

any petition is filed to reorganize or modify Tenant’s capital structure; or

Tenant is declared insolvent according to law; or

any assignment of Tenant’s property is made for the benefit of creditors; or

a receiver or trustee is appointed for Tenant or its property; or

Tenant vacates or abandons the Leased Premises or any part thereof at any time during the Term for a period of fifteen (15) or more continuous days; or

Tenant is a corporation and Tenant ceases to exist as a corporation in good standing in the state of its incorporation after receipt of notice from the Secretary of State of Delaware.

Tenant expressly acknowledges and agrees that this Lease, as well as any invoices and notices relating thereto, constitutes evidence of an indebtedness within the meaning of North Carolina General Statutes Section 6-21.2.

Landlord’s Remedies.

Upon the occurrence of any default by Tenant under Section 9.01 beyond any applicable notice and cure period and continuance thereof, Landlord shall have the right to do and perform any one or more of the following, in addition to, and not in limitation of, any other right or remedy permitted Landlord under this Lease or at law or in equity:

Continue this Lease in full force and effect through the stated Term of this Lease, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent, Additional Rent and other charges when due;

Terminate this Lease and repossess the Leased Premises or terminate Tenant’s right to possession without terminating this Lease and, under either circumstance, be entitled to recover as damages a sum of money equal to the total of the following:

the cost of recovering the Leased Premises (including, but not limited to, reasonable attorneys’ fees and costs of suit); and

unpaid Rent and any other sums accrued hereunder as of the date of Lease termination; and

Base Rent and Additional Rent that would have been payable by Tenant pursuant to this Lease during the remainder of the Term but for the termination of this Lease, calculated on the current rate being paid by Tenant, less the amount of Base Rent and Additional Rent, if any, which Landlord shall actually receive during the remainder of the Term from other tenant(s) to whom the Leased Premises may be rented. (To effectuate this provision, Landlord shall be entitled to accelerate all Rent due during the remainder of the Term and receive a judgment for that amount, with a continuing obligation to credit the judgment with Rent which Landlord shall actually receive during the remainder of the Term minus costs associated with collecting that Rent.); and

the reasonable costs and expenses of removing and storing any of Tenant’s or any other occupant’s property left in the Leased Premises, Building or Property after the date of Lease termination or after the date of termination of possession; and

the reasonable costs and expenses of refurbishing the Leased Premises to the condition necessary to attempt to re-lease the Leased Premises at the prevailing market rental rate, normal wear and tear excepted; and

any brokerage fees or commissions payable by Landlord in connection with any re-leasing or attempted re-leasing; and

all administrative costs and expenses in connection with any re-leasing or attempted re-leasing; and

any increase in insurance premiums caused by the vacancy of the Leased Premises; and

the amount of any of the following unamortized costs and expenses: leasing commissions, Rent concessions, Tenant Improvement expenses, Tenant Improvement allowance or any other allowances, and concessions previously made by Landlord to Tenant; and, any other sum of money, and damages owed by Tenant to Landlord, plus interest on (1) through (7) above at the rate of the lesser of fifteen percent (15%) per annum or the highest rate allowed by applicable law.

File suit to recover any sums falling due under the terms of this Section 9.02, from time to time within the applicable statutes of limitation, and no delivery to or recovery by Landlord of any portion due Landlord shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord;

Enter upon the Leased Premises and do whatever Tenant is obligated to do under the terms of this Lease, and Tenant shall reimburse Landlord on demand for any reasonable expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease plus fifteen percent (15%) of such cost to cover overhead, and Tenant expressly agrees that Landlord shall not be guilty of trespass or liable for any damages resulting to Tenant from such action. No action taken by Landlord under this Section 9.02 shall relieve Tenant from any of its obligations under this Lease or from any consequences or liabilities arising from the failure to perform such obligations;

Without waiving such default, apply all or any part of the Letter of Credit or any other security that may be provided;

Change all door locks and other security devices of Tenant at the Leased Premises, the Building and/or the Property, and Landlord shall not be required to provide the new key or security device to Tenant except during Tenant’s regular business hours, and only upon the condition that Tenant has cured any and all defaults hereunder, and in the case where Tenant owes Rent to Landlord, reimbursed Landlord for all Rent and other sums due Landlord hereunder. Landlord, on terms and conditions satisfactory to Landlord in its sole, reasonable discretion, may upon request from Tenant’s employees, enter the Leased Premises for the purpose of retrieving therefrom personal property of such employees; however, Landlord shall have no obligation to do so.

Request Tenant’s written acknowledgement (to be provided to Landlord within ten (10) business days of Landlord’s request) that Tenant, through its default, has released possession of the Leased Premises and that Landlord has the right to lease the Leased Premises to a third party.

Mitigation of Damages.

Landlord shall use commercially reasonable efforts to re-lease the Leased Premises and otherwise mitigate Landlord’s damages under this Lease. Landlord shall be deemed to have used objectively reasonable efforts to fill the Leased Premises by advising Landlord’s leasing agent of the availability of the Leased Premises and advising at least one (1) outside commercial brokerage entity of the availability of the Leased Premises; provided, however, that Landlord shall not be obligated to re-lease the Leased Premises before leasing any other unoccupied portions of the Building and any other property under the ownership or control of Landlord in the Property.

Tenant hereby expressly agrees that Tenant’s failure to provide the acknowledgement described in Section 9.02(g) will impair Landlord’s ability to mitigate its damages by re-leasing the Leased Premises.

If Landlord receives any payments from the re-leasing of the Leased Premises, any such payments shall reduce the damages to Landlord as provided in Subsection 9.02 (b) and elsewhere in this Lease.

Rights of Landlord in Bankruptcy.

Nothing in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency, by reason of the expiration or termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to in this Article 9. In the event that under applicable law, the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant outstanding as of the date this Lease is so affirmed and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease.

Non-Waiver.

Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default and Landlord shall have the right to declare any such default at any time and take such action as might be lawful or authorized in this Lease or at law or in equity.

Attorney’s Fees.

Upon the occurrence and continuance of any default by Tenant under Section 9.01 beyond any applicable notice and cure period, Landlord shall have the right to arrange for legal representation regarding the enforcement of all or any part of this Lease, the collection of any Rent or other sums due or to become due, or recovery of the possession of the Leased Premises, and Tenant shall reimburse Landlord for all reasonable attorneys’ fees actually incurred, whether suit is actually filed or not, and any court costs.

Subordination; Estoppel Certificate.

This Lease is and shall be subject and subordinate to any and all ground or similar leases affecting the Building, and to all mortgages which may now or hereafter encumber or affect the Building and to all renewals, modifications, consolidations, replacements and extensions of any such leases and mortgages; provided that, at the option of any such landlord or mortgagee, this Lease shall be superior to the lease or mortgage of such landlord or mortgagee. The provisions of this Section shall be self-operative and shall require no further consent or agreement by Tenant. Tenant shall, however, execute and return any estoppel certificate, subordination agreement, consent or agreement reasonably requested by any such landlord or mortgagee, or by Landlord, provided the same is on a commercially reasonable form for the Raleigh, North Carolina area. In the event Tenant does not execute and return such estoppel certificate within such ten (10) calendar day period, Tenant shall be deemed to have ratified such estoppel certificate, and the information contained therein shall be deemed to be correct and binding upon Tenant. Tenant shall, at the request of Landlord or any mortgagee of Landlord secured by a lien on the Building or any landlord to Landlord under a ground lease of the Building, furnish such mortgagee and/or landlord with notice of any default by Landlord at least thirty (30) days prior to the exercise by Tenant of any rights and/or remedies of Tenant hereunder arising out of such default.

Attornment.

If any ground or similar lease, deed of trust, or mortgage is terminated or foreclosed, Tenant shall, upon request, attorn to the landlord under such lease or the lender for the Building (“Lender”) or purchaser at a foreclosure sale, as the case may be, and execute instrument(s) confirming such attornment. In the event of such a termination or foreclosure and upon Tenant’s attornment as aforesaid, Tenant shall automatically become the tenant of the successor to Landlord’s interest without change in the terms or provisions of this Lease; provided, such successor to Landlord’s interest shall not be bound by (i) any payment of rent for more than one month in advance, excluding the Letter of Credit, (ii) any obligation to pay for modifications or improvements previously made or to be made to the Leased Premises or to provide any allowance to pay for modifications or improvements, and/or (iii) any amendments or modifications of this Lease made without the prior written consent of the Lender, which shall not be unreasonably withheld, conditioned or delayed. If this Lease is subject to the review and approval of the Lender and the Lender does not approve this Lease, then this Lease shall automatically be of no force or effect.

Accord and Satisfaction.

No payment by Tenant or receipt by Landlord of an amount less than is due under this Lease shall be deemed to be other than payment towards or on account of the earliest portion of the amount then due, nor shall any endorsement or statement on any check or payment in any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord shall have the right to accept any such check or payment without prejudice to Landlord’s right to recover the balance of such amount or to pursue any other remedy available to Landlord.

Survival of Article 9.

The rights and obligations contained in this Article 9 shall survive the expiration or other termination of this Lease.

ASSIGNMENT AND SUBLEASE

Assignment or Sublease.

Tenant shall not, voluntarily, by operation of law, or otherwise, (i) assign, transfer, mortgage, pledge, or otherwise transfer or encumber (collectively, “assign”) all or any part of Tenant’s right and interest in this Lease or in the Leased Premises or (ii) sublease the Leased Premises or any part thereof without the prior written consent of Landlord, and any attempt to do any of the foregoing without such written consent shall be null and void and shall constitute a default under this Lease. Notwithstanding the foregoing, Tenant shall have the right to enter into a sublease with MS Medical Services, LLC (“Approved Subtenant”), so long as the sublease entered between Tenant and Approved Subtenant, is approved by Landlord, with Landlord acting reasonable, and does not conflict or violate any of the terms, conditions or provisions of this Lease.

Notwithstanding anything to the contrary contained in this Lease, Landlord may disapprove, at Landlord’s sole but reasonable discretion, any proposed subtenant or proposed assignee (i) whose credit history or references from prior landlord(s) are unsatisfactory or (ii) whose use (in type or intensity) of the Leased Premises or any building in the Property (including occupancy and/or parking) would, in Landlord’s sole but reasonable, materially vary from that of Tenant or (iii) with whom Landlord would not normally enter into a direct lease, including, without limitation one which may (A) compete with or otherwise adversely affect a current or prospective tenant in the Building or in any building in the Property, a member of Landlord or a prospective purchaser of the Building or any building in the Property or (B) adversely affect the marketability, value or reputation of other leased space in the Building or in any building in the Property.

Further notwithstanding anything to the contrary contained in this Lease, in no event shall Tenant assign this Lease or sublease the Leased Premises to any entity (i) engaged in the commercial real estate business, including, without limitation, property management, the brokerage, ownership or development of competitive properties, or the provision of “Executive Suites” or any similar arrangement or (ii) which would cause Landlord to be in default of another lease in the Building or Property.

Landlord’s consent to any assignment or sublease hereunder does not constitute a waiver of its right to disapprove of any further assignment or sublease.

If Tenant desires to assign this Lease or sublease the Leased Premises or any part thereof, Tenant shall give Landlord notice of such desire at least sixty (60) days in advance of the date on which Tenant desires to make such assignment or sublease, together with a non-refundable fee of Seven Hundred Fifty Dollars ($750.00) (the “Administration Fee”) and a copy of the appropriate sublease or assignment documentation. Landlord shall then have a period of thirty (30) days following receipt of such notice within which to notify Tenant in writing that Landlord elects (i) to terminate this Lease as to the space so affected as of the date so specified by Tenant, in which event Tenant shall be relieved of all further obligations hereunder as to such space or (ii) to permit Tenant to assign this Lease or sublease such space, or (iii) to refuse to consent to Tenant’s assignment or subleasing such space and to continue this Lease in full force and effect as to the entire Leased Premises. If Landlord should fail to notify Tenant in writing of such election within the thirty (30) calendar day period, Landlord shall be deemed to have elected option (iii) above.

If Landlord elects option (ii) above and approves the assignment or sublease, then (i) if the rent agreed upon between Tenant and subtenant is greater than the Rent that Tenant is obligated to pay to Landlord under this Lease, fifty percent (50%) of the excess rent (exclusive of Tenant’s reasonable, documented costs of subleasing the Leased Premises, including, but not limited to, commissions, marketing costs and tenant improvements), shall be deemed Additional Rent owed by Tenant and payable to Landlord in the same manner that Tenant pays the Rent hereunder, (ii) Tenant shall be solely responsible for all costs, including but not limited to, the cost of any work required due to any changes in the building, fire or other municipal, state, or federal codes (including the Americans with Disabilities Act) after the date of this Lease, together with all costs of providing any additional certificate of occupancy required for the subleased space or assigned premises, and (iii) in the event of an assignment to a person or entity whose credit-worthiness or net-worth value is less than Tenant’s as of the Execution Date, in Landlord’s sole but reasonable discretion, then Landlord may require additional security from Tenant and/or such assignee as a condition precedent to Landlord’s approval of the assignment of the Lease.

In addition to the Administration Fee, Tenant shall pay Landlord’s actual reasonable attorneys’ fees associated with any requested assignment or sublease hereunder regardless of whether Landlord consents to any such assignment or sublease.

Except as provided in Subsection (i) below, assignment or subleasing by Tenant shall not relieve Tenant of any obligations under this Lease, and Tenant shall remain fully liable hereunder.

In the event Tenant desires to assign this Lease as part of a merger between Tenant and a third party, an intended result of which is that Tenant will be absorbed and will cease to exist as a separate business entity, Tenant shall provide written notification to such third party/assignee that (i) this Lease gives Landlord the right to require from such third party/assignee such security for the Lease as Landlord, in its sole but reasonable discretion, deems necessary for Landlord’s protection (the “New Security”, which Landlord may treat as part of the security provided by the Letter of Credit set forth in this Lease) and that (ii) if such third party/assignee does not provide New Security to Landlord within ten (10) business days of the later of the (A) completion of such merger or (B) the execution of a Lease assignment and assumption document by Tenant and assignee, then Landlord shall have the right to deem assignee in default under this Lease and to exercise all rights and remedies as are granted to Landlord under this Lease and under law.

Intentionally Omitted

If Tenant is not a public company that is registered on a national stock exchange or that is required to register its stock with the Securities and Exchange Commission under Section 12(g) of the Securities and Exchange Act of 1934, any change in a majority of the voting rights or other controlling rights or interests of Tenant shall be deemed an assignment for the purposes hereof, and the provisions of this Section 10.01 shall fully apply.

Notwithstanding the foregoing, Tenant shall have the right, subject to the conditions contained in this Section 10.01, including providing Landlord with prior notice of the assignment or sublease (but without the need for obtaining Landlord’s prior approval and consent), and also provided Tenant pays the Administration Fee to assign this Lease or sublet all or any portion of the Leased Premises to (i) any entity resulting from a merger or consolidation with Tenant; (ii) any entity succeeding to the business and assets of Tenant; (iii) any subsidiary or affiliate of Tenant; and (iv) any entity which is part of or affiliated with Tenant (any of the foregoing shall be deemed an “Affiliate”), so long as the Affiliate is at least as credit-worthy as Tenant, in Landlord’s sole but reasonable discretion, at the time of the transfer. Tenant shall not be released from liability under this Lease upon the assignment or sublease of the Lease to an Affiliate.

Assignment by Landlord.

Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building and all other property referred to herein, and in such event and upon such transfer (any such transferee to have the benefit of, and be subject to, the provisions of Section 6.07 and Section 8.07 hereof) no further liability or obligation shall thereafter accrue against Landlord under this Lease.

TENANT WARRANTIES; INCORPORATION OF EXHIBITS; COMMISSION(S),

CONFIDENTIALITY, SURVIVAL, NOTICES,
BINDING EFFECT AND MISCELLANEOUS

Tenant Warranties.

“Patriot Act” means the USA PATRIOT Act of 2001, Pub.L.No. 107-56, together with all laws, rules, regulations and orders issued in connection therewith.

“Anti-Money Laundering Laws” means those United States of America (“U.S.” or “United States”) laws, rules, regulations, orders and sanctions, state and federal, criminal and civil, that (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions, (ii) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interest of the United States, (iii) require identification and documentation of the parties with whom a financial institution conducts business and/or (iv) are designed to disrupt the flow of funds to terrorist organizations.

Tenant warrants to Landlord that any and all consents and approvals required of third parties (including, without limitation, its Board of Directors or partners, where applicable) for the execution, delivery and performance of this Lease have been obtained, that Tenant has the right and authority to enter into and perform its covenants contained in this Lease and that Tenant has the right and authority to conduct business in the State of North Carolina and shall maintain all such right and authority during the Term.

Tenant warrants to Landlord that neither Tenant, nor any officer, director, partner, member, affiliate or majority shareholder of Tenant, has ever been the subject of a petition for relief under the United States Bankruptcy Code, whether voluntarily or involuntarily.

Tenant makes the following additional warranties to Landlord:

Tenant shall comply with all applicable U.S., North Carolina and municipal laws and regulations throughout the Term, as such Term may be extended as set forth in this Lease;

Neither Tenant nor any person or entity that directly owns a ten percent (10%) or greater equity interest in Tenant, nor any of its officers, directors or managing members, is a person or entity with whom U.S. persons or entities are restricted from doing business under U.S. laws and regulations, including regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury;

Tenant’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”);

Tenant has taken, and shall continue to take at all times following the execution of this Lease, all actions as required by law to ensure that the funds used to make payments under this Lease are derived (i) from transactions that do not violate U.S. law or, to the extent such funds originate outside the U.S., do not violate the laws of the jurisdiction in which they originated and (ii) from permissible sources under U.S. law or, to the extent such funds originate outside the U.S., under the laws of the jurisdiction in which they originated;

Neither Tenant nor any person or entity that directly owns a ten percent (10%) or greater equity interest in Tenant nor any of its officers, directors or managing members is under investigation by any governmental authority for, nor has been charged with or convicted of, money laundering, drug trafficking, or terrorist related activities;

Tenant has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and

Tenant has not had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws.

Incorporation of Exhibits.

The terms and provisions of Exhibits A-G described herein and attached hereto are hereby made a part hereof for all purposes; provided, however, that, unless otherwise expressly stated, in the event of a conflict between the terms of this Lease and the terms of any Exhibit attached hereto, the terms of this Lease shall control.

Commission(s).

Landlord shall pay to the Broker named in Subsection 2.01(l), a real estate brokerage commission only as set forth in a separate management, listing and/or commission agreement(s). Broker, and not Landlord, shall pay to the Co-Broker, if any, named in Subsection 2.01(l), a real estate brokerage commission by the Broker only as set forth in a separate co-brokerage commission agreement. Landlord and Tenant each hereby represent and warrant to the other that they have not employed or contracted with any agents, brokers or parties in connection with this Lease, other than those named in Subsection 2.01(l), and each agrees that it shall hold the other harmless from and against any and all claims of all other agents, brokers or other parties claiming by, through or under the respective indemnifying party. The rights and obligations contained in this Section shall survive the expiration or other termination of this Lease.

Confidentiality.

Tenant, its partners, members, managers, officers, employees and agents shall not disclose the terms and conditions of this Lease to any third party, except for purposes of accounting and legal review of Tenant’s business or as otherwise required by applicable law, and Landlord may treat any such unauthorized disclosure as a default of this Lease, which may be subject to injunctive relief in addition to all other remedies available at law or in equity, including the remedy of specific performance and Landlord’s right to recover damages. If Tenant is a publicly traded company and the Lease, any amendment to it or document related to the Lease is considered a material contract so must be filed with the Securities and Exchange Commission (“SEC”), Tenant may file the Lease, amendment or document only after: (i) it has notified Landlord of the fact that the Lease, amendment or document is material and its intent to file it with the SEC; and (ii) it makes and is granted a confidential treatment request from the SEC and coordinates the redaction of confidential portions of the Lease, amendment or document with Landlord. In addition, Tenant must provide Landlord with a copy of the SEC filing that includes the Lease, amendment or document prior to filing the Lease, amendment or document with the SEC. If the Lease, amendment or document is filed with the SEC, Tenant agrees that any publicity regarding the Lease, amendment or document and/or its filing will be made jointly with Landlord and only with Landlord’s prior approval. The rights and obligations contained in this Section shall survive the expiration or other termination of this Lease.

Survival.

Provisions intended by their terms or context to survive the expiration or any other termination of this Lease shall so survive with respect to events occurring during the Term of this Lease but shall expire pursuant to applicable statutes of limitation.

Notices.

Except as otherwise provided in this Lease, any statement, notice, or other communication which Landlord or Tenant may desire or is required to give to the other shall be in writing and shall be deemed sufficiently given or rendered (i) if hand delivered, as of the date of written acknowledgement of the delivery by any representative or agent of the party to whom the delivery is made, or (ii) if sent by registered or certified mail, postage prepaid, return receipt requested, or Federal Express or similar next day delivery courier as of the date noted on the written affirmation of delivery, to the addresses for Landlord and Tenant set forth in Subsection 2.01(k), or at such other address(es) as either party shall designate from time to time by ten (10) days prior notice to the other party. Tenant shall obtain written acknowledgement from Landlord recognizing any change in Tenant’s address for the purposes of this Section, or such change shall not be effective as against Landlord.

Binding Effect.

Upon execution by Tenant, this Lease and all of the covenants, conditions and agreements contained herein shall be binding upon, and inure to the benefit of, Tenant, its legal representatives and successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns. Upon execution by Landlord, this Lease and all of the covenants, conditions and agreements contained herein shall be binding upon and inure to the benefit of Landlord, its legal representatives, successors and assigns.

Miscellaneous.

No custom or practice which may evolve between the parties in the administration of the provisions of this Lease shall waive or diminish the right of Landlord to require performance by Tenant in complete accordance with the provisions of this Lease.

Section headings are included for convenience only and are not to be used to construe or interpret this Lease. Pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other.

All rights and remedies of Landlord under this Lease shall be cumulative, and none shall exclude any other rights or remedies allowed by law. This Lease is declared to be a North Carolina contract, and all of the terms hereof shall be construed according to the laws of the State of North Carolina.

This Lease is for the sole benefit of Landlord and Tenant, and no third party shall be deemed a third party beneficiary of this Lease without the express written consent of Landlord and Tenant.

This Lease may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto. Further, the terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder or such party or its counsel is the draftsman of this Lease.

Whenever in this Lease there is imposed upon Landlord the obligation to use its best efforts, reasonable efforts or diligence, Landlord shall be required to do so only to the extent the same is economically feasible and otherwise will not impose upon Landlord extreme financial or other material and adverse business burdens.

If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

Tenant is prohibited from recording this Lease or any memorandum thereof without the prior written consent of Landlord.

“Square feet” or “square foot” as used in this Lease includes the area contained within the space occupied by Tenant (as measured by the June 7, 1996, BOMA standard for measuring OFFICE AREA), multiplied by a common area percentage factor.

“Business day(s)” as used in this Lease shall mean the days of the week which are Monday through Friday, except when any such day is also a holiday that is listed on the Building Rules.

Tenant understands and agrees that the property manager for the Building is the agent of Landlord and is acting at all times in the best interest of Landlord. Any and all information pertaining to this Lease that is received by the property manager shall be treated as though received directly by Landlord.

This Lease may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same instrument.

During the Term of the Lease, Tenant shall provide Landlord, upon ten (10) days’ notice, a true, accurate and complete copy of Tenant’s financial statements, including income and expense statements and balance sheets, which shall reflect the most recent quarter for which financial statements are prepared and most recent year-end at the time of such review.

Landlord shall have the right to use Tenant’s name in marketing literature and releases to news media.

To the extent that either party’s discretion, consent or approval is required in this Lease, the party providing the consent or approval shall act reasonably.

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ENTIRE AGREEMENT AND LIMITATION OF WARRANTIES

ENTIRE AGREEMENT AND LIMITATION OF WARRANTIES

TENANT AGREES THAT THIS LEASE AND THE EXHIBITS ATTACHED HERETO CONSTITUTE THE ENTIRE AGREEMENT OF THE PARTIES AND THAT ANY AND ALL PRIOR CORRESPONDENCE, MEMORANDA, AGREEMENTS AND UNDERSTANDINGS (WRITTEN AND ORAL) ARE SUPERSEDED BY THIS LEASE. TENANT FURTHER AGREES THAT THERE ARE NO, AND TENANT EXPRESSLY WAIVES ANY AND ALL, WARRANTIES WHICH EXTEND BEYOND THOSE EXPRESSLY SET FORTH IN THIS LEASE OR IMPLIED WARRANTIES OF MERCHANTABILITY, HABITABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OF ANY OTHER KIND ARISING OUT OF THIS LEASE.

IN TESTIMONY WHEREOF, the parties hereto have caused this Lease to be executed by their respective duly authorized representatives, as of the date first aforesaid.

LANDLORD:

Six Forks Capital, LLC, a Delaware limited
liability company

By:	/s/ Katherine M. Pfohl

Name:	Katherine M. Pfohl

Title:	Manager

TENANT:

Trans1, Inc., a Delaware corporation

By:	/s/ Ken Reali

Name:	Ken Reali

Title:	President & CEO